Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS SECOND QUARTER 2021 RESULTS

Total Revenues of $1.2 billion, up 21.6% Pro Forma1
Acima Segment GMV of $522 million up 43% Pro Forma1
Rent-A-Center Segment Same-Store-Sales up 16.6% led by E-commerce
Diluted EPS of $0.90; Non-GAAP Diluted EPS of $1.63
Raises 2021 Guidance and Announces $250 million Share Repurchase Authorization
__________________________________________________________
Plano, Texas, August 4, 2021 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced results for the quarter ended June 30, 2021.

"Our business once again delivered outstanding performance in the second quarter as our omni-channel strategy has positioned us as a leading provider of lease-to-own solutions for consumers, which we believe is one of the most under-penetrated and dynamic sectors in the Payments and Fintech space," said Mitch Fadel, Chief Executive Officer. "Today's consumers are increasingly seeking shopping options that are flexible, convenient, and offer low financial risk. Rent-A-Center has the capabilities to meet these needs through its Acima virtual LTO platform and its highly trusted and convenient Rent-A-Center omni-channel solution."

"The integration of Acima, which we acquired during the first quarter this year, is on track with our plans, and after the first full quarter owning the business, we are even more enthusiastic about the significant strategic value and growth opportunities. Earlier this week, we issued a press release highlighting some proprietary, groundbreaking Fintech innovations for the Acima Ecosystem, including the Acima Mobile Application, Acima MarketplaceTM, Acima Browser Extension, and the Acima LeasePay Card, that we believe could potentially double Acima's total addressable market to a size approaching $100 billion. At the same time, our Rent-A-Center Business continues to perform exceptionally well, with mid-teens same-store-sales, generating highly profitable growth and a compelling evolving e-commerce platform."

"Given our strong performance year-to-date and favorable underlying fundamental trends, we increased our 2021 guidance. In addition, considering the long-term value creation potential of our company, strong financial position, and solid cash flow generation, our Board of Directors has authorized a new $250 million share repurchase program," concluded Mr. Fadel.

Second Quarter Consolidated Results

•Second quarter 2021 consolidated revenues of $1.2 billion increased 74.6% year-over-year, primarily due to the acquisition of Acima Holdings, LLC (the "Acima Acquisition"), which closed in the first quarter of 2021; on a pro-forma1 basis revenues grew 21.6% led by strong organic growth in the Acima and Rent-A-Center Business segments.

•GAAP operating profit for the second quarter of 2021 was $106.5 million compared to $53.6 million in the prior year period, with growth primarily due to the Acima Acquisition and strong profitability in the Rent-A-Center Business Segment, partially offset by Acima Acquisition related costs, as described further below.

•GAAP net income for the second quarter of 2021 was $61.3 million compared to $38.5 million in the prior year period. GAAP net income for the second quarter of 2021 included $49.3 million of costs, net of tax, relating to special items compared to $5.6 million in the prior year period.

•GAAP earnings per share for the second quarter of 2021 was $0.90 compared to $0.70 in the prior year period. Adjusted earnings per share, which exclude the impact of special items described below, for the second quarter of 2021 was $1.63 compared to $0.80 in the prior year period.

•Adjusted EBITDA in the second quarter of 2021 was $181.9 million and increased 41% year-over-year on a pro-forma basis1, led by solid growth and strong profitability in both the Rent-A-Center Business and Acima segments. Adjusted EBITDA margin was 15.2% in the second quarter of 2021 compared to 13.1% in the prior year period on a pro-forma1 basis.

•For the six months ended June 30, 2021, the Company generated $250.5 million of cash from operations, and ended the second quarter of 2021 with $145.1 million of cash and cash equivalents, $1.32 billion of debt outstanding, $608 million of liquidity including $463 million of undrawn revolving credit, and a pro-forma net debt to Adjusted EBITDA ratio of 1.7 times.

•The Board of Directors has authorized a new share repurchase program for up to $250 million of the Company’s common stock, replacing the Company’s previous share repurchase program. Share repurchases are subject to the Company’s discretion based on various factors, and may be made in the open market or privately negotiated transactions. The Company is not obligated to acquire any shares, and the Board of Directors may modify, extend or terminate the program at any time.

Second Quarter Segment Highlights

Acima Segment: Second quarter 2021 revenues of $635.3 million increased 232.2% year-over-year with GMV (Gross Merchandise Volume) growth of 309.3%, primarily due to the Acima Acquisition. On a pro-forma1 basis, revenues increased 29.7% and GMV increased 43% year-over-year led by new virtual retail partner additions, organic growth in existing retail partnerships, higher e-commerce penetration, and cycling over softer GMV trends in the prior year related to the effect of the COVID-19 pandemic on retail partners. Skip/stolen losses were 8.7% of revenue in the second quarter of 2021 compared to 18.4% in the prior year period, partially due to $5.6 million of additional loss reserves taken in the prior-year period related to COVID-19. On a GAAP basis, segment operating profit was $68.1 million with operating profit margin of 10.7% in the second quarter of 2021, compared to $6.2 million and 3.3% in the prior year period. Adjusted EBITDA was $87.3 million with Adjusted EBITDA margin of 13.7% in the second quarter of 2021, compared to $60.0 million and 12.3% in the prior year period on a pro-forma1 basis.

Rent-A-Center Business Segment: Second quarter 2021 revenues of $505.8 million increased 10.2% year-over-year, primarily due to a 16.6% increase in same store sales revenue that benefited from 19% growth in e-commerce sales, strong lease portfolio performance, and favorable customer payment trends, partially offset by the impact of refranchising approximately 100 stores in California in the fourth quarter of 2020. Skip/stolen losses were 2.3% of revenue in the second quarter of 2021 compared to 3.7% in the prior year period, benefiting from operational initiatives including centralized decisioning and expansion of electronic payments. On a GAAP basis, segment operating profit was $126.5 million with operating profit margin of 25.0% in the second quarter of 2021, compared to $85.1 million and 18.5% in the prior year period. Adjusted EBITDA was $131.1 million and increased $39.3 million year-over-year. Adjusted EBITDA margin was 25.9% in the second quarter of 2021 compared to 20.0% in the prior year period. Both the segment operating profit and Adjusted EBITDA increases were driven primarily by higher revenues and lower skip/stolen losses partially offset by higher labor expense. At June 30, 2021, the Rent-A-Center Business segment had 1,841 company-operated locations.

Franchising Segment: Second quarter 2021 revenues of $37.6 million increased 65.7% year-over-year, primarily due to higher store count, as a result of refranchising approximately 100 California stores during 2020 and higher inventory purchases by franchisees. On a GAAP basis, segment operating profit was $5.7 million in the second quarter and increased $2.7 million year-over-year. Adjusted EBITDA was $5.7 million and increased $2.7 million year-over-year. At June 30, 2021, there were 461 franchise-operated locations.

Mexico Segment: Second quarter 2021 revenues of $15.3 million increased 23.6% year-over-year on a constant currency basis. On a GAAP basis, segment operating profit was $2.4 million in the second quarter and increased $1.4 million year-over-year. Adjusted EBITDA was $2.5 million and increased $1.4 million year-over-year. At June 30, 2021, the Mexico business had 121 company-operated locations.

Corporate Segment: Second quarter 2021 expenses increased $17.4 million year-over-year, or approximately 48.5%, primarily due to investment in talent related to the Company's Fintech initiatives, higher incentive compensation, cycling over the impact of a furlough and other cost savings measures taken in response to COVID-19 in the second quarter of 2020, and stock compensation expense associated with the Acima Acquisition.

Key Operating Metrics

Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations. The Company has transitioned from using Invoice Volume to GMV as a key metric to better reflect the increasing digital nature of its business as a result of the Acima Acquisition.
1) The disclosed pro forma results and metrics in this release and the Company's related earnings conference call represent estimated financial results and metrics as if the acquisition of Acima had been completed on January 1, 2020. The pro forma results and metrics may not necessarily reflect the actual results of operations or metrics that would have been achieved had the acquisition been completed on January 1, 2021, nor are they necessarily indicative of future results of operations or metrics.
SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended June 30, 2021 (1)	16.6%	21.6%
Three Months Ended March 31, 2021 (1)	23.4%	9.6%
Three Months Ended June 30, 2020 (1)	7.8%	(2.6)%
Note: Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(1) Due to the COVID-19 pandemic and related temporary store closures, all 32 stores in Puerto Rico were excluded starting in March 2020 and will remain excluded for 18 months.

2021 Guidance
The Company is increasing full year guidance.
Consolidated (1)
•Revenues of $4.550 to $4.670 billion
•Adjusted EBITDA of $660 to $700 million(2)
•Non-GAAP diluted earnings per share of $5.90 to $6.40(2) (4)
•Free cash flow of $300 to $350 million(2)

Acima Segment (3)
•Revenues of $2.340 to $2.420 billion
•Adjusted EBITDA of $330 to $350 million(2)

Rent-A-Center Business Segment
•Revenues of $2.020 to $2.060 billion
•Adjusted EBITDA of $480 to $500 million(2)

(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
(3) Acima Segment refers to the historical Preferred Lease Segment and newly acquired Acima business as of the acquisition date.
(4) Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima Acquisition. Guidance excludes the impact of future share repurchases.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on the morning of Thursday, August 5, 2021, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is a leading provider of technology driven, flexible, no debt obligation leasing solutions that offer underserved consumers access to and potential ownership of high-quality durable goods that enhance the quality of life. The Company’s omni-channel model utilizes proprietary data and technology to facilitate transactions across a wide range of retail channels including its own Acima virtual lease-to-own platform, Rentacenter.com, e-commerce partner platforms, partner retail stores, and Rent-A-Center branded stores. For additional information about the Company, please visit our website Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2021 and future outlook, (ii) the potential effects of the pandemic of the respiratory disease caused by a novel coronavirus ("COVID-19") on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of our Company following the closing of the Company's acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) planned technologies and other enhancements to the Company's lease-to-own solutions for consumers and retailers, (vi) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vii) other statements regarding the Company's strategy and plans and other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Acquisition, including (i) the possibility that the anticipated benefits from the Acima Holdings acquisition may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima Holdings operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of acquiring Acima Holdings and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, and (iv) changes in the Company's future cash requirements as a result of the Acima Holdings acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or re-franchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and potential for higher merchandise losses; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) disruptions in the Company's supply chain; (22) limitations of, or disruptions in, the Company's distribution network; (23) rapid inflation or deflation in the prices of the Company's products; (24) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (25) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (26) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Fintech companies and other competitors, including subprime lenders; (27) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (28) consumer preferences and perceptions of the Company's brands; (29) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (30) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (31) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (32) the Company's compliance with applicable statutes or regulations governing its businesses; (33) the impact of any additional social unrest such as that experienced in 2020 or otherwise, and resulting damage to the Company's inventory or other assets and potential lost revenues; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers, employees and retail partners; (39) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 2	Three Months Ended June 30,
(In thousands, except per share data)	2021	2020
Revenues
Store
Rentals and fees	$916,405	$534,737
Merchandise sales	221,229	108,080
Installment sales	18,191	17,643
Other	1,035	775
Total store revenues	1,156,860	661,235
Franchise
Merchandise sales	29,616	18,047
Royalty income and fees	7,499	4,464
Total revenues	1,193,975	683,746
Cost of revenues
Store
Cost of rentals and fees	320,873	157,124
Cost of merchandise sold	249,853	102,960
Cost of installment sales	6,234	6,092
Total cost of store revenues	576,960	266,176
Franchise cost of merchandise sold	29,543	18,038
Total cost of revenues	606,503	284,214
Gross profit	587,472	399,532
Operating expenses
Store expenses
Labor	159,337	129,929
Other store expenses	181,012	160,756
General and administrative expenses	54,385	32,943
Depreciation and amortization	13,566	14,348
Other charges	72,653	7,921
Total operating expenses	480,953	345,897
Operating profit	106,519	53,635
Interest expense	20,435	4,161
Interest income	(44)	(265)
Earnings before income taxes	86,128	49,739
Income tax expense	24,819	11,246
Net earnings	$61,309	$38,493
Basic weighted average shares	58,295	53,800
Basic earnings per common share	$1.05	$0.72
Diluted weighted average shares	67,820	55,224
Diluted earnings per common share	$0.90	$0.70

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 3	June 30,
(In thousands)	2021	2020
Cash and cash equivalents	$145,072	$206,426
Receivables, net	120,795	76,983
Prepaid expenses and other assets	46,834	33,853
Rental merchandise, net
On rent	1,122,057	645,522
Held for rent	120,784	91,647
Operating lease right-of-use assets	297,317	273,143
Goodwill	344,023	70,217
Total assets	3,035,302	1,576,628

Operating lease liabilities	$299,537	$281,344
Senior debt, net	842,047	190,708
Senior notes, net	435,002	—
Total liabilities	2,210,138	1,090,052
Stockholders' equity	825,164	486,576

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended June 30,
(In thousands)	2021	2020
Revenues
Rent-A-Center Business	$505,834	$459,192
Acima	635,280	191,243
Mexico	15,255	10,611
Franchising	37,606	22,700
Total revenues	$1,193,975	$683,746

Table 5	Three Months Ended June 30,
(In thousands)	2021	2020
Gross profit
Rent-A-Center Business	$357,187	$316,047
Acima	211,404	71,391
Mexico	10,818	7,432
Franchising	8,063	4,662
Total gross profit	$587,472	$399,532

Table 6	Three Months Ended June 30,
(In thousands)	2021	2020
Operating profit
Rent-A-Center Business	$126,487	$85,132
Acima	68,099	6,233
Mexico	2,420	1,052
Franchising	5,694	3,029
Total segments	202,700	95,446
Corporate	(96,181)	(41,811)
Total operating profit	$106,519	$53,635

Table 7	Three Months Ended June 30,
(In thousands)	2021	2020
Depreciation and amortization
Rent-A-Center Business	$4,452	$4,876
Acima	524	474
Mexico	119	95
Franchising	18	10
Total segments	5,113	5,455
Corporate	8,453	8,893
Total depreciation and amortization	$13,566	$14,348

Table 8	Three Months Ended June 30,
(In thousands)	2021	2020
Capital expenditures
Rent-A-Center Business	$8,308	$3,504
Acima	515	2
Mexico	190	52
Total segments	9,013	3,558
Corporate	5,000	2,041
Total capital expenditures	$14,013	$5,599

Table 9	On lease at June 30,		Held for lease at June 30,
(In thousands)	2021	2020	2021	2020
Lease merchandise, net
Rent-A-Center Business	$449,243	$399,647	$110,560	$85,680
Acima	653,308	232,373	1,047	1,508
Mexico	19,506	13,502	9,177	4,459
Total lease merchandise, net	$1,122,057	$645,522	$120,784	$91,647

Table 10	June 30,
(In thousands)	2021	2020
Assets
Rent-A-Center Business	$969,617	$866,198
Acima	1,559,381	321,883
Mexico	41,106	29,056
Franchising	14,845	14,344
Total segments	2,584,949	1,231,481
Corporate	450,353	345,147
Total assets	$3,035,302	$1,576,628

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 11	Three Months Ended June 30,
	2021		2020
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$61,309	$0.90	$38,493	$0.70
Special items, net of taxes:
Other charges (See Tables 12 and 13 below for additional detail)	58,382	0.87	5,818	0.10
Discrete income tax items(1)	(9,119)	(0.14)	(185)	—
Net earnings excluding special items	$110,572	$1.63	$44,126	$0.80
(1) Discrete income tax items for the three months ended June 30, 2021 include the release of domestic and foreign tax valuation allowances.

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 12	Three Months Ended June 30, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$126,487	$68,099	$2,420	$5,694	$(96,181)	$106,519
Plus: Amortization, Depreciation	4,452	524	119	18	8,453	13,566
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	34,410	34,410
Acima acquired assets depreciation and amortization(1)	—	18,388	—	—	3,972	22,360
Legal settlement reserves	—	—	—	—	3,500	3,500
Acima transaction costs	—	—	—	—	705	705
Acima integration costs	(4)	313	—	—	379	688
Store closure costs	115	—	1	—	—	116
Adjusted EBITDA	$131,050	$87,324	$2,540	$5,712	$(44,762)	$181,864
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, offset by a depreciation adjustment of approximately ($10.4) million related to a step-down of estimated fair value under net book value for acquired lease merchandise

Table 13	Three Months Ended June 30, 2020
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$85,132	$6,233	$1,052	$3,029	$(41,811)	$53,635
Plus: Amortization, Depreciation	4,876	474	95	10	8,893	14,348
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Legal settlement reserves	—	—	—	—	4,400	4,400
Cost savings initiatives	175	45	—	—	1,002	1,222
State tax audit assessment reserves	261	—	—	—	564	825
Nationwide protest impacts	703	—	—	—	—	703
COVID-19 impacts	355	115	—	—	—	470
Store closure costs	452	—	7	—	—	459
Insurance reimbursement proceeds	(158)	—	—	—	—	(158)
Adjusted EBITDA	$91,796	$6,867	$1,154	$3,039	$(26,952)	$75,904

Reconciliation of net cash provided by operating activities to free cash flow:

Table 14	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$114,725	$207,319	$250,518	$254,719
Purchase of property assets	$(14,013)	(5,599)	(25,401)	(14,750)
Hurricane insurance recovery proceeds	$—	158	—	158
Free cash flow	$100,712	$201,878	$225,117	$240,127

Proceeds from sale of stores	$—	—	—	187
Acquisitions of businesses	$(5,639)	—	(1,273,542)	—
Free cash flow including acquisitions and divestitures	$95,073	$201,878	$(1,048,425)	$240,314